As filed with the Securities and Exchange Commission on December 16, 2016

Registration No. 333-______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Algae Dynamics Corp.

(Name of small business issuer in its charter)

Canada	2836	N/A
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

STOCK INCENTIVE PLAN-2014

(Full title of the plan)

37 – 4120 Ridgeway Drive

Mississauga, Ontario, Canada L5L 5S9

(289) 997 6740

(Address and telephone number of principal executive offices and principal place of business)

J.P. Galda & Co.

Three Westlakes

1055 Westlakes Dr., Suite 300

Berwyn, Pennsylvania 18042

Phone: (215) 815-1534

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares, no par value per share.	1,591,700	$0.5499	$875,275.83	$101.44

(1)	This Registration Statement shall also cover any additional Common Shares which become issuable under the Plan being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding Common Shares.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the last sale of the Registrant’s Common Shares on December 15, 2016, as reported in the over-the-counter market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) the Securities Exchange Act of 1934:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed on July 5, 2016.

2.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2016 filed on November 21, 2016.

3.	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2016 filed on August 15, 2016.

4.	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since November 21, 2016.

5.	The description of the Registrant’s securities, which is contained in the Registrant’s Registration Statement on Form S-1 (File No. 333-212230), filed with the Securities and Exchange Commission on August 22, 2016, pursuant to the Securities Act of 1933, as amended.

6.	All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all of the securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein as set forth above shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

You may request a copy of these filings at no cost by writing or telephoning us at the following address: c/o Algae Dynamics Corp., 37 – 4120 Ridgeway Drive, Mississauga, Ontario, Canada L5L 5S9, attention CFO; telephone number (289) 997 6740.

Item 4. Description of Securities.

Inapplicable.

Item 5. Interests of Named Experts and Counsel.

Inapplicable.

Item 6. Indemnification of Directors and Officers.

Under the Canada Business Corporations Act (the “CBCA”), the Registrant may indemnify its current or former directors or officers or another individual who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of his or her association with the Registrant or another entity. The CBCA also provides that the Registrant may also advance moneys to a director, officer or other individual for costs, charges and expenses reasonably incurred in connection with such a proceeding.

However, indemnification is prohibited under the CBCA unless:

●   the individual acted honestly and in good faith with a view to the Registrant’s best interests, or the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Registrant’s request; and

●   in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The Registrant’s Bylaws require it to indemnify each current or former director or officer or other individual who acts or acted at the Registrant’s request as a director or officer or in a similar capacity of the Registrant or another entity at the Registrant’s request. The Registrant will indemnify such individual against all costs, charges and expenses reasonably incurred in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of his or her association with the Registrant or such other entity. However, the Registrant shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to the Registrant’s, or other such entity’s, best interests and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual did not have reasonable grounds for believing that his or her conduct was lawful. The by-laws also require the Registrant to advance moneys to such individuals for the costs, charges and expenses of such proceedings, provided that the individual agrees in advance, in writing, to repay the moneys if the conditions above are not satisfied.

The Registrant’s Bylaws authorize it to purchase and maintain insurance for the benefit of each of its current or former directors or officers and each person who acts or acted at the Registrant’s request as a director or officer, or an individual acting in a similar capacity, of the Registrant or another entity. The Registrant has not purchased director and officer liability insurance, but intends to do so when funds permit.

The Registrant included in the Employment Agreement of some of its officers (who also serve as Directors) an indemnification clause which provides, among other things, that the Registrant will indemnify such officers to the fullest extent permitted by law from and against all losses that the officer may reasonably suffer, sustain or incur, including in a civil, criminal or administrative proceeding, by reason of such individual being or having been a director or officer, provided that the Registrant shall not indemnify such individual if, among other things, he or she did not act honestly and in good faith with a view to the Registrant’s best interests.

Insofar as indemnification for liabilities arising under the U.S. Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Inapplicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Stock Incentive Plan-2014 (incorporated by reference from Exhibit 10.2 to our Quarterly Report on Form 10-Q filed on February 18, 2015)

5.1	Opinion of Landhani & Sonenberg

23.1	Consent of Landhani & Sonenberg (filed as Exhibit 5.1 herein)

23.2	Consent of McGovern Hurley & Cunningham LLP

Item 9. Undertakings.

A.       The undersigned registrant hereby undertakes to file during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed or any material change to such information set forth in the Registration Statement.

B.       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

E.       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mississauga, Province of Ontario on December 16, 2016.

ALGAE DYNAMICS CORP.

/s/ Richard Rusiniak
Richard Rusiniak
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Paul Ramsay and Ross Eastley, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed, as of December 16, 2016, by the following persons in the capacities indicated below.

BY:	/s/ Richard Rusiniak
Chief Executive Officer and Director

BY:	/s/ Paul Ramsay
President and Director

BY:	/s/ Ross Eastley
Chief Financial Officer, Director and Principal Accounting Officer

BY:	/s/ P. Blair Mullin
Director

BY:	/s/ W. Cameron McDonald
Director